Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-273678 on Form S-3 and 333-203946, 333-197639, 333-196756, 333-189145, 333-188733, 333-151413, 333-122414, 333-65034, 333-55578, and 333-83233 on Form S-8 of our reports dated February 18, 2026, relating to the consolidated financial statements of Booking Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
February 18, 2026